Exhibit 10.38

GRIC Communications, Inc.

1421 McCarthy Blvd.

Milpitas, CA  95035

Confidential Fax: (408) 435-8687

Personal and Confidential

February 9, 2004

Mr. Daniel W. Fairfax

1058 Eastwood Drive

Los Altos, California 94024

Dear Dan:

I am pleased to offer you the position of Senior Vice President, Finance and Chief Financial Officer of GRIC Communications, Inc. (“GRIC” or “the Company”).  The terms and conditions of this offer are stated below:

Responsibility:  You will be responsible for all of the financial operations of the Company.

You will be part of the Executive Management Team and participate in management meetings, strategic planning and other responsibilities as assigned by the Company’s Chief Executive Officer.

You will be responsible for meeting or exceeding the Company’s financial goals on a quarterly and annual basis.

Reporting:  You will report to Bharat Davé in his role as Chief Executive Officer.

Base Salary:  You will be paid a base salary of $225,000.00 per annum, payable semi-monthly.

Performance Bonus: You will participate in the Company’s Corporate Bonus Plan.  Subject to Board approval, your recommended target bonus under the 2004 Corporate Bonus Plan will be equal to 50% of your base salary (“Target Bonus”).   During 2004, 70% of the Target Bonus will relate to corporate objectives established by the Board of Directors (and will be payable annually subject to achievement) and 30% of the Target Bonus will relate to individual objectives established by the Chief Executive Officer (and will be payable quarterly subject to achievement).

Daniel W. Fairfax Offer Letter

February 9, 2004

Performance and Salary Reviews:  Performance/salary reviews are conducted in January on an annual basis.

Employee Stock Option Grants: You will be granted an incentive stock option subject to Board approval for the purchase of three hundred thousand (300,000) shares of the Company’s common stock.  A recommendation will be made to the Company’s Board to grant this option at its first meeting following your date of employment at the closing price of the Company’s common stock on The Nasdaq National Market and subject to the Company’s standard vesting schedule (20% after ten months and 2% per month thereafter; vesting to commence on your date of employment), with vesting starting as of your first day of employment by the Company.

Change of Control:  In the event of a “Change of Control” (as defined herein) during your first year of employment as Chief Financial Officer, if your employment is terminated without cause within one year of the effective date of the Change of Control, then 100% of your then unvested options will be vested immediately upon your date of termination, without regard to satisfaction of the conditions to vesting that would otherwise apply.  In the event of a Change of Control after completion of your first year of employment as Chief Financial Officer, if your employment is terminated without cause within one year of the effective date of the Change of Control, then 50% of your then unvested options will be vested immediately upon your date of termination, without regard to satisfaction of the conditions to vesting that would otherwise apply.  For purposes of this paragraph, a “Change of Control” means (a) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and stock options granted under the Company’s 1999 Equity Incentive Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all employees receiving such options), (b) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own a majority of the shares or other equity interest in the Company or its parent, (c) the sale of substantially all of the assets of the Company, or (d) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction.

Employee Benefits:  As an employee of GRIC, you will receive benefits in accordance with the GRIC employee benefits plans, as may be amended from time to time.  The current benefit package includes a choice of medical plans, as well as dental, life, disability and accidental dismemberment insurance.

GRIC 401(k) Plan: As a full-time employee of GRIC, you may, if you wish, enroll in the Company’s 401(k) Plan at the next or a subsequent Plan entry date.  You will be provided with a full description of the Plan including eligible contributions from your compensation and investment options.

Terms of Employment:  Your employment will be considered “at will” and will continue for an indefinite term.  Employment at will means that either you or the Company may terminate the employment relationship at any time for any reason, with or without cause.

Termination of Employment without Cause:  The Company may terminate your employment at any time without cause. If the Company terminates your employment without cause, the Company will provide you a severance payment equivalent to six months’ base salary, payable monthly in accordance with the Company’s normal payroll policies.

Daniel W. Fairfax Offer Letter

February 9, 2004

Additionally, the Company will provide you with reimbursement of up to six (6) months of COBRA insurance coverage.  Such insurance reimbursement will be provided for up to six (6) months unless comparable benefits are otherwise provided to you by a third party.  You may also have additional COBRA rights to extend GRIC-related insurance benefits at your cost for an additional period of time.

The Company may, also, terminate your employment for cause in its sole discretion.  For the purposes of this Offer of Employment, unless otherwise noted, “cause” shall be defined as:

(1)  Failure to continually and substantially perform the reasonably assigned responsibilities of the position in an acceptable manner, gross negligence, gross misconduct, habitual neglect of duties, criminal acts, violation of any state or federal securities laws, commission of any felony involving fraud or dishonesty, violation of the written lawful policies or written instructions of the Board of Directors, commencement of employment or any other businesses arrangements with another employer while you are an employee of the Company, or violation of the Company’s Code of Business Conduct and Ethics.

(2)  Your death, or your total disability lasting more than 90 days.

If the Company terminates your employment without cause during the first ten months of your employment, then the vesting of options pursuant to your initial option grant will accelerate in an amount equal to 2% per month for each full month from your hire date through your termination date.

Termination of Employment with Cause.  If the Company terminates your employment with cause, the Company will provide you a severance payment equivalent to three months’ base salary, payable monthly in accordance with the Company’s normal payroll policies. However, if the cause for termination relates to violation by you of state or federal law, then you will receive no severance payment from the Company.

Additionally, unless the cause for termination relates to violation by you of state or federal law, the Company will provide you with reimbursement of up to three (3) months of COBRA insurance coverage.  Such insurance reimbursement will be provided for up to three (3) months unless comparable benefits are otherwise provided to you by a third party.  You may also have additional COBRA rights to extend GRIC-related insurance benefits at your cost for an additional period of time.

Confidentiality:  This offer is being extended to you solely based on your skill, experience, education and our view of your potential for success here.  This offer is not being made in order to acquire confidential or proprietary information or trade secrets from any previous employer that you may have come to possess.  Consequently, we must instruct you to abide by any contractual or legal obligations that you have to maintain the confidentiality of information that you are obligated to protect.  By accepting employment with GRIC, you agree not to use or disclose proprietary information or trade secrets from any previous employer in the course of performing your duties for GRIC under any circumstances.  You must not keep any items or materials related to your former employer or use such materials during your employment with GRIC.  If you have any questions regarding what constitutes such information, GRIC encourages you to contact your former employer.

By accepting employment with GRIC, you agree to be bound by its policies and procedures, including the GRIC Code of Business Conduct and Ethics and GRIC’s Employee Invention Assignment and Confidentiality Agreement, which you will be asked to sign on or before your first day of work at GRIC.  This offer is the entire initial basic agreement relating to your position, compensation, reporting relationship and employee benefits.  By signing below, you acknowledge that you have not been induced to accept employment by any representations or statements, oral or written, not contained in this letter.

Daniel W. Fairfax Offer Letter

February 9, 2004

Start Date:   Your employment with GRIC will commence on or before February 23, 2004.

If you agree with the terms stated in this letter, please sign and return the attached Acceptance and Acknowledgement.  This offer will expire at 6:00 p.m. on February 9, 2004.

Dan, the GRIC team looks forward to a long and mutually prosperous relationship with you.   We are confident that you will have a significant and positive impact on the future growth and success of GRIC Communications, Inc.

Sincerely,

/s/ DAVID L. TEICHMANN

David L. Teichmann

Senior Vice President, General Counsel and Secretary

Enclosure:    Employee Non-Disclosure, Conflicts of Interest and Proprietary Rights Agreement

Copy:   Bharat Davé, CEO and President

Daniel W. Fairfax Offer Letter

February 9, 2004

Acceptance and Acknowledgment

I have read, understand, and accept the foregoing terms of employment at GRIC Communications, Inc. and will start work no later than February 23, 2004.  I certify that on this date I will not be employed by, on the payroll of, or compensated by any other Company, with the exception of a position(s) on the Board of Directors of a Company whose business activity is not in conflict or competitive with GRIC Communications, Inc.  I will provide a listing of all current Board-level obligations to the Board of Directors of GRIC at the first Board meeting that follows my acceptance of this position with the Company.  I will provide a written request to the Board seeking its approval of prospective new Board positions prior to entering into new Board-level commitments.

I understand that you do not wish me to bring any confidential or proprietary material of any former employer or to violate any lawful obligation to my former employers.

I understand that my employment is contingent on my providing appropriate legal proof of eligibility to be employed in the United States as well as signing the Company’s customary Employee Invention Assignment and Confidentiality Agreement and acknowledging my agreement to abide by the Company’s Code of Business Conduct and Ethics, both of which are attached.

I have indicated my anticipated start date below.

Signed:	/s/ DANIEL W. FAIRFAX	Anticipated Start Date: February 23, 2004
Daniel W. Fairfax

Date  Signed:  February 9, 2004